EXHIBIT 99.1

Manhattan Bancorp Announces Departure of Jeffrey Watson

LOS ANGELES, CA — February 9, 2010 — Manhattan Bancorp (“Company”) (OTCBB: MNHN) and its wholly-owned banking subsidiary, Bank of Manhattan, N. A. (“Bank”), announced today the departure of Jeffrey M. Watson as President, Chief Executive Officer and member of the board of directors.  The Company and the Bank also announced the appointment of Harry W. Chenoweth as interim Chief Executive Officer, pending the selection of a permanent replacement for Mr. Watson.

“We would like to thank Mr. Watson for his dedicated service to the Company and the Bank during his tenure as our President and Chief Executive Officer,” said Kyle A. Ransford, the Company’s Chairman of the Board.  “We have had great success under his leadership, growing to $150 million in assets in just over two years since our inception.”

Mr. Chenoweth was a founding member of the board of directors of the Company and the Bank.  With over 32 years of banking industry experience, Mr. Chenoweth most recently served as President of Barrister Executive Suites, Inc. and as Executive Vice President of Imperial Bank of Los Angeles.

Bank of Manhattan, which opened for business on August 15, 2007, is a full service bank headquartered in the South Bay area of Los Angeles, California. Bank of Manhattan’s primary focus is relationship banking to entrepreneurs, family-owned and closely-held middle market businesses, real estate investors and professional service firms.  At October 1, 2009, Manhattan Bancorp, through its wholly owned subsidiary, MBFS Holdings, Inc., acquired a 70% interest in Banc of Manhattan Capital, LLC, a full service mortgage-centric broker/dealer.  Additional information is available at www.BankManhattan.com.

FORWARD LOOKING STATEMENTS

Certain matters discussed in this release constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  These forward looking statements relate to the Company’s current expectations regarding deposit and loan growth, operating results and the strength of the local economy.  These forward looking statements are subject to certain risks and uncertainties that could cause the actual results, performance or achievements to differ materially from those expressed, suggested or implied by the forward looking statements.  These risks and uncertainties include, but are not limited to: (1) the impact of changes in interest rates, a decline in economic conditions and increased competition among financial service providers on Bank of Manhattan’s operating results, ability to attract deposit and loan customers and the quality of Bank of Manhattan’s earning assets; (2) government regulation; and (3) the other risks set forth in the Company’s December 31, 2008 10-K, ITEM 1A. Risk Factors filed with the Securities and Exchange Commission.  The Company does not undertake, and specifically disclaims, any obligation to update any forward-looking statements to reflect occurrences or unanticipated events or circumstances after the date of such statements.

Contact Information:
Kyle A. Ransford
Chairman of the Board
Phone: (310) 643-5253
Fax: (310) 643-5065